EXHIBIT 10.42
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29 March 2005





Mr. Nigel P. Hebborn Nestor, Inc.
400 Massasoit Avenue, Suite 200
East Providence, RI  02914


Dear Mr. Hebborn:

Pursuant to Section 3.2 of your Employment Agreement with Nestor, Inc. (the "Company"), the Compensation Committee has set your bonus targets for 2005.

Your bonus for 2005 shall be 1.0% of the Company's 2005 earnings before interest, taxes, depreciation and amortization, as determined by the Compensation Committee; provided, however, that if the Company's net income for 2005 exceeds $500,000, your bonus for 2005 shall be 2.0% of the Company's 2005 earnings before interest, taxes, depreciation and amortization, as determined by the Compensation Committee.


Very truly yours,

/s/ Robert G. Flanders, Jr.
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Robert G. Flanders, Jr.
Chairman, Compensation Committee